Exhibit 10.2

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit marked with brackets and asterisks have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Distribution Agreement

This Distribution Agreement (this “Agreement”), with an effective date of June 7, 2019 (the “Effective Date”), is entered into between BLUEZONE PRODUCTS, INC., a Delaware limited liability company (“Seller”) and Agrinamics, Inc., a Nevada corporation (“Distributor,” and together with Seller, the “Parties,” and each, a “Party”).

WHEREAS, Seller is in the business of manufacturing selling the Products (as defined below); and

WHEREAS, Distributor is in the business of marketing and reselling Products;

WHEREAS, Seller desires to sell the Products to Distributor and appoint Distributor as a distributor under the terms and conditions of this Agreement; and

WHEREAS, Distributor desires to purchase the Products from Seller and resell the Products to customers, subject to the terms and conditions of this Agreement,

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other Product and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions.

“Agreement” has the meaning set out in the preamble and includes all schedules and exhibits hereto.

“Confidential Information” has the meaning set out under Section 11.

“Customer” means a purchaser that is an individual or entity located in the Territory that is acquiring a Product from Distributor for its own internal use in a) a containerized or vertical indoor cannabis growing facility using LED lighting, b) cannabis dispensary or c) cannabis processing facility.

“Distributor” has the meaning set out in the preamble.

“Force Majeure Event” has the meaning set out in Section 37.

“Product” means any Product that is identified in Schedule 1, as it may be revised pursuant to Section 4.4 from time to time.

“Indemnified Party” has the meaning set out under Section 17.1.

“Party” has the meaning set out in the preamble.

“Seller” has the meaning set out in the preamble.

“Term” has the meaning set out under Section 10.

“Territory” means North America.

2. Appointment.

2.1 Appointment. Seller hereby appoints Distributor, and Distributor hereby accepts the appointment, to act as an exclusive distributor of Products to Customers during the Term in accordance with the terms and conditions of this Agreement and subject to Seller’s sales rights set forth below. Distributor shall not sell or offer to sell Products outside the Territory. By accepting this appointment, Distributor agrees to conform to all quality standards established from time to time by Seller. Distributor is required to purchase the following minimum number of Products from the Seller per year on the terms set forth herein:

June 1, 2019 to May 31, 2020 (Year 1)	[****] Product Units

June 1, 2020 to May 31, 2021 (Year 2)	[****] Product Units

The Distributor shall order at least [****]% of the minimum number of Products for the applicable twelve (12) month period and make the initial payments related to such order on the Effective Date and the anniversary of the Effective Date (6/1/19 and 6/1/20). Distributor shall order the remainder of the minimum number of Products for such period and make the initial payments related to such order for that year on or before September 30st of such year (9/30/19 and 9/30/20).

On the Effective Date, Distributor will place a purchase order for [****] Products and will place a purchase order for the remaining [****] Products on or before August 31, 2019.

Distributor’s failure to honor the terms of this Section 2.1 constitutes a breach of this Agreement pursuant to Section 10.2. In addition to its right to terminate this Agreement, the Seller shall be entitled to damages equal to the sums it would have received if the Distributor purchased the required number of Products. Notwithstanding the foregoing, on Distributor’s breach of this Section 2.1, it shall automatically lose all exclusive rights.

2.2 Seller Sales. Notwithstanding anything herein to the contrary, Seller shall be entitled to sell the Products as a Factory Sales Representative of the Distributor. In addition to the applicable price for the Product to which the Seller is entitled on a Distributor sale, the Seller shall be entitled to [****]% of the higher of (a) MSRP and (b) the gross sales price paid to the Distributor (for example, if the Distributor is paid $[****] for a Product, Seller shall receive a $[****] commission) in connection with any sales originated by the Seller including sales to current clients of the Seller. The Distributor shall provide Seller with an accounting and payment of all commissions earned within five (5) days following the end of each calendar month. The Distributor shall remain responsible for all Customer invoicing related to a Seller sale or lead.

3. Facilities, Inventory, and Marketing Obligations.

3.1 Distributor Obligations. Distributor shall:

(a) market, advertise, promote, and sell the Products to Customers in a manner that reflects favorably at all times on Products and the Product name, goodwill and reputation of Seller and consistent with good business practice, in each case using its best efforts to maximize the sales volume of the Products;

(b) maintain a place or places of business in the Territory, including adequate office, storage, and warehouse facilities and all other facilities as required for Distributor to perform its duties under this Agreement in a location or locations approved by Seller provided that if the Distributor does not have a suitable storage facility the Seller may provide storage at the Distributor’s cost and Distributor shall pay such cost to the Seller monthly within five (5) days of demand;

(c) purchase and maintain at all times a representative quantity of each Product sufficient for and consistent with the Distributor’s Customers’ sales needs;

(d) have sufficient knowledge of the industry and products competitive with each Product (including specifications, features, and benefits) so as to be able to explain in detail to Customers:

(i) the differences between the Product and competing products;

and

(ii) information on standard protocols and features of each Product;

(e) observe all directions and instructions given to it by Seller in relation to the marketing, advertisement, and promotion of the Products, including Seller’s sales, marketing, and merchandising policies as they currently exist or as they may hereafter be changed by Seller;

(f) not use any promotional and marketing materials, whether prepared by Distributor or others, without the prior written consent of Seller.

(g) establish and maintain a sales and marketing organization sufficient to develop to the satisfaction of Seller the market potential for the sale of the Products, and independent sales representatives, facilities, and a distribution organization sufficient to make the Products available for shipment by Distributor to each Customer immediately on receipt of order;

(h) develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;

(i) not make any materially misleading or untrue statements concerning Seller or the Products, including any product disparagement or “bait-and-switch” practices;

(j) promptly notify Seller of any complaint or adverse claim about any Product or its use of which Distributor becomes aware;

(k) submit to Seller complete and accurate monthly reports regarding inventory, marketing, and sales of the Products in a computer-readable format and containing the scope of information acceptable to Seller, maintain books, records, and accounts of all transactions and permit full examination thereof by Seller in accordance with Section 9;

(l) not resell Products to any federal, state, local, or foreign government or political subdivision or agency thereof, without express written approval from Seller; and

(m) on request, provide Seller with a written survey of the current and three-month forecast of demand for the Products in the Territory, especially in relation to similar or competing products; and

(n) obtain Seller’s prior written consent of all installation methods, accessories and details if the customer is using a third party installer.

3.2 Seller Obligations. Seller shall:

(a) provide any information and support that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and sale of Products including specifications, marketing materials, test reports, installation guidelines, product manuals, and general sales training;

(b) provide brand guidelines to use in the creation of any additional marketing materials, sales brochures, conference materials, booth displays, advertisement or other placements (provide the same shall be subject to Seller’s prior written approval);

(c) allow Distributor to participate, at its own expense, in any marketing, advertising, promotion and sales programs or events that Seller may make generally available to its authorized distributors of Products in the Territory;

(d) approve or reject, in its discretion, any promotional information or material submitted by Distributor for Seller’s approval; and

(e) provide demonstration testing prior to sale subject to a service fee.

4. Agreement to Purchase and Sell Products.

4.1 Terms of Sale; Orders. Seller shall make available and sell Products to Distributor at the prices under Section 4.2 and on the terms and conditions set out in this Agreement.

4.2 Price. The prices for Products sold under this Agreement shall be as per Schedule 1. Subject to Section 6:

(a) all prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Distributor under this Agreement;

(b) Distributor is responsible for all charges, costs, and taxes; and

(c) Distributor shall pay interest on all late payments, calculated daily and compounded monthly, at the lesser of the rate of 1.5% per month or the highest rate permissible under applicable Law.

Distributor shall perform its obligations under this Agreement without setoff, deduction, recoupment or withholding of any kind for amounts owed or payable by Seller, whether relating to Seller’s or Seller’s affiliates’ breach, bankruptcy, or otherwise and whether under this Agreement, any purchase order, any other agreement between (i) Distributor or any of its affiliates and (ii) Seller or any of its affiliates, or otherwise.

4.3 Payment Terms. Seller shall issue an invoice to Distributor for each order. Distributor shall pay [****]% of the invoiced amount within three (3) days of receipt of the invoice. The remaining balance shall be due on receipt of the Products. The Products shall be deemed received on the earlier of (a) pick up from the Seller’s warehouse and (b) five (5) business days after Seller notifies Distributor that the Products are ready for pickup.

Distributor shall make all payments in US dollars by check or wire transfer, in accordance with the following wire instructions:

ABA Number: [****]

Account Number: [****]

Bank Address:

4.4 Availability/Changes in Products. On reasonable advance notice Seller may, in its sole discretion, add or make changes to Products on notice to Distributor.

5. Orders Procedure.

5.1 Orders. Distributor shall issue all purchase orders to Seller in written form via facsimile, e-mail, or US mail. By placing an order, Distributor makes an offer to purchase Products under the following commercial terms listed in the purchase order and the terms and conditions of this Agreement, and on no other terms:

(a) the listed Products to be purchased;

(b) the quantities ordered; and

(c) the requested delivery date.

The Seller’s invoice will include an estimated delivery date.

Any variations made to the terms and conditions of this Agreement by Distributor in any order are void and have no effect.

5.2 Seller’s Right to Accept or Reject Orders. Seller may, in its sole discretion, accept or reject any order. Seller may accept any order by confirming the order (whether by written confirmation, invoice, or otherwise) or by delivering the Products, whichever occurs first. No order is binding on Seller unless accepted by Seller as provided in this Agreement.

6. Shipment and Delivery.

6.1 Shipment and Delivery. Distributor shall arrange for shipping from the Seller’s location to its warehouse and the customer at its sole cost and expense. Seller shall not be responsible for shipping logistics or any charges related to shipping. Distributor shall pick up ordered Products within five (5) business days of receipt of notice from Seller that the order is ready for pick up. Seller shall be entitled to charge Distributor for storage of any Products not picked up within this time frame.

6.2 Title and Risk of Loss. Title and risk of loss passes to Distributor on payment. As collateral security for the payment of the purchase price of the Products, Distributor hereby grants to Seller a lien on and security interest in and to all of the right, title and interest of Distributor in, to and under the Products, wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. The security interest granted under this provision constitutes a purchase money security interest under the Massachusetts Uniform Commercial Code.

6.3 Inspection and Acceptance of Products. Distributor shall inspect Products received under this Agreement. On the thirtieth (30th) day after delivery of the Products, Distributor shall be deemed to have accepted the Products unless it earlier notifies Seller in writing and furnishes written evidence or other documentation as reasonably required by Seller that the Products are damaged, defective, or otherwise do not conform to Seller’s specifications. If Distributor notifies Seller pursuant to this Section 6.3, then Seller shall determine, in its sole discretion, whether to repair or replace the Products or refund the price for the Products.

Distributor shall ship at its expense and risk of loss, all Products to be returned, repaired, or replaced under this Section 6.3 to Seller’s facility located in Woburn, Massachusetts. If Seller exercises its option to replace the Products, Seller shall, after receiving Distributor’s shipment of the Products under this provision, ship to Distributor, at Seller expense and risk of loss, the replacement Products. Distributor acknowledges and agrees that the remedies set out in this Section 6.3 are exclusive of all other remedies, subject to Distributor’s rights under Section 12 regarding any Products for which Distributor has accepted delivery under this Section 6.3.

Except as provided under this Section 6.3 and Section 12, all sales of Products to Distributor under this Agreement are made on a one-way basis and Distributor has no other right to return Products purchased under this Agreement.

7. Seller’s Trademark License Grant. Subject to the terms and conditions of this Agreement, Seller hereby grants to Distributor a non-exclusive, non-transferable, and non- sublicensable license in the Territory during the Term solely on or in connection with the promotion, advertising, and resale of the Products in accordance with the terms and conditions of this Agreement to use all Seller’s trademarks set forth on Schedule 2, whether registered or unregistered, including the listed registrations and applications and any registrations, which may be granted pursuant to such applications. On expiration or earlier termination of this Agreement or upon Seller request, Distributor shall promptly discontinue the display or use of any trademark or change the manner in which it is displayed or used with regard to the Products. Upon expiration or earlier termination of this Agreement, Distributor’s rights under this Section 7 shall cease immediately. Other than the express licenses granted by this Section 7, Seller grants no right or license to Distributor, by implication, estoppels, or otherwise, to the Products or any intellectual property rights of Seller or its affiliates.

8. Resale Prices. Distributor is required to adhere to the resale prices set forth on Schedule 1.

9. Audit and Inspection Rights. During the term of this Agreement, on request and during regular business hours, Seller or its representatives may at its own expense reasonably inspect Distributor’s facility(ies) and audit Distributor’s books, records, and other documents as necessary to verify compliance with the terms and conditions of this Agreement.

10. Term; Termination.

10.1 Term. The term of this Agreement commences on the Effective Date and terminates on May 31, 2021, and shall thereafter renew for additional successive one (1) year terms unless and until either Party provides notice of nonrenewal at least sixty (60) days before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable law (the “Term”). Any renewal shall be conditioned on the Parties reaching agreement on or before the expiration of the then current Term regarding the minimum purchase requirements of Distributor and pricing. If either Party provides timely notice of its intent not to renew this Agreement, then unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

10.2 Termination Rights. Notwithstanding anything to the contrary in this Agreement, either Party may terminate this Agreement and the appointment of Distributor under Section 2, for any or no reason, at any time upon written notice to the other Party, and said termination shall become effective ninety days following the delivery of such notice, except where a shorter period is provided for in this Agreement. In addition to any remedies that may be provided in this Agreement, Seller may immediately terminate this Agreement (including all related purchase orders pursuant to Section 10.3(a)), upon notice to Distributor if Distributor:

(a) fails to pay any amount when due under this Agreement or to timely make all required orders and purchases;

(b) breaches any obligation with regard to confidentiality or intellectual property as set forth in this Agreement;

(c) breaches this Agreement (other than a monetary breach or a breach related to its obligations of confidentiality and intellectual property) and either the breach cannot be cured or, if the breach can be cured, it is not cured within ten (10) business days following Seller’s receipt of notice of such breach;

(d) if Distributor:

(i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

(iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts;

(iv) makes or seeks to make a general assignment for the benefit of its creditors; or

(v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

10.3 Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:

(a) All related purchase orders are automatically terminated; and

(b) Distributor shall cease to represent itself as Seller’s authorized distributor regarding the Products, and shall otherwise desist from all conduct or representations that might lead the public to believe that Distributor is authorized by Seller to sell the Products;

(c) Distributor shall promptly return all:

(i) documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Confidential Information; and

(ii) products that Seller provided to Distributor that are not intended for resale.

10.4 Option to Repurchase. Within thirty ten (10) days after the effective date of expiration or earlier termination, Distributor shall submit to Seller a written schedule reflecting all Products then owned by Distributor or in the Distributor’s possession. Upon notice within ten (10) days following its receipt of such schedule from Distributor, Seller shall have the right, but not the obligation, to buy back all or a portion of such Products, free of all liens, claims or encumbrances, at a price equal to Distributor’s cost therefor and the then-prevailing price, pursuant to the following procedures. Distributor shall promptly deliver, at Distributor’s reasonable expense, the repurchased Products (unmodified and undamaged) to Seller. Seller has the right to set off or recoup any liability it owes to Distributor under this Section 10.4 against any liability for which Distributor is liable to Seller, whether either liability is matured or unmatured, is liquidated or unliquidated or arises under this Agreement.

11. Confidential Information. All non-public, confidential or proprietary information of Seller, including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts or rebates, disclosed by Seller to Distributor, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for the use of performing this Agreement and may not be disclosed or copied unless authorized by Seller in writing. Upon Seller’s request, Distributor shall promptly return all documents and other materials received from Seller. Seller shall be entitled to injunctive relief for any violation of this Section. This Section shall not apply to information that is:

(a) in the public domain;

(b) known to Distributor at the time of disclosure; or

(c) rightfully obtained by Distributor on a non-confidential basis from a third party.

12. Limited Product Warranty; Disclaimer. Seller warrants that the Products are free from defects in material and workmanship under normal use and service with proper maintenance for twenty-four months. The term for such warranties shall begin upon Customer’s receipt of the Product. Distributor or Customer shall promptly notify Seller of any known warranty claims and shall cooperate in the investigation of such claims. If any Product is proven to not conform with this warranty during the applicable warranty period, Seller shall, at its exclusive option, either repair or replace the Product or refund the purchase price paid by Distributor for each non- conforming Product.

13. Seller shall have no obligation under the warranty set forth above if Distributor or Customer:

(a) fails to notify Seller in writing during the warranty period of a non- conformity; or

(b) uses, misuses, or neglects the Product in a manner inconsistent with the Product’s specifications or use or maintenance directions, modifies the Product or improperly installs, handles or maintains the Product; or

(c) uses an installer other than the Seller.

14. Except as explicitly authorized in this Agreement or in a separate written agreement with Seller, Distributor shall not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Products it sells to Customers. Distributor shall not provide its own warranty regarding any Product.

15. EXCEPT FOR THE WARRANTIES SET OUT UNDER SECTION 12, NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES FOR DISTRIBUTOR’S BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; OR (iii) NON- INFRINGEMENT; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF.

16. Compliance With Laws. Distributor shall at all times comply with all federal, state and local laws, ordinances, regulations and orders that are applicable to the operation of its business, and this Agreement and its performance hereunder. Without limiting the generality of the foregoing, Distributor shall at all times, at its own expense, obtain and maintain all certifications, credentials, authorizations, licenses, and permits necessary to conduct its business relating to the exercise of its rights and the performance of its obligations under this Agreement.

17. Indemnification.

17.1 Indemnification. Subject to the terms and conditions of this Agreement, Distributor shall indemnify, hold harmless, and defend Seller and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, relating to any claim of a third party or Seller arising out of or occurring in connection with:

(a) Distributor’s acts or omissions as Distributor of the Products, including breach of this Agreement;

(b) Distributor’s advertising or representations that warrant performance of Products beyond that provided by Seller’s written warranty or based upon Distributor’s business or trade practices;

(c) any failure by Distributor or its personnel to comply with any applicable Laws; or

(d) allegations that Distributor breached its agreement with a third party as a result of or in connection with entering into, performing under or terminating this Agreement.

18. Limitation of Liability. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT:

(a) IS SELLER OR ANY SELLER REPRESENTATIVE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF:

(i) WHETHER THE DAMAGES WERE FORESEEABLE;

(ii) WHETHER OR NOT SELLER WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES; AND

(iii) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) ON WHICH THE CLAIM IS BASED.

(b) SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO SELLER UNDER THIS AGREEMENT IN THE SIX MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

19. THE FOREGOING LIMITATIONS APPLY EVEN IF THE DISTRIBUTOR’S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

20. Insurance. From and after the execution of this Agreement and continuing for three (3) years after its termination, Seller and Distributor shall, at its own expense, maintain and carry insurance in full force and effect that includes, but is not limited to, commercial general liability (including product liability) with limits no less than $[****] for each occurrence, $[****] in the aggregate and $[****] in excess commercial liability coverage, all with financially sound and reputable insurers. Upon Seller’s request, Distributor shall provide Seller with a certificate of insurance and policy endorsements for all insurance coverage required by this Section 20, and shall not do anything to invalidate such insurance. The certificate of insurance shall name Seller as an additional insured. Distributor shall provide Seller with thirty (30) days’ advance written notice in the event of a cancellation or material change in Distributor’s insurance policy. Except where prohibited by law, Distributor shall require its insurer to waive all rights of subrogation against Seller’s insurers, Seller and the other Indemnified Parties.

21. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Distributor’s general terms and conditions contained in any purchase order or other document issued by Distributor (excluding the information set out in Section 5.1(a) - Section 5.1(c)).

22. Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement, as well as any other provision that, in order to give proper effect to its intent, shall survive the expiration or earlier termination of this Agreement. All other provisions of this Agreement shall not survive the expiration or earlier termination of this Agreement.

23. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested and postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Seller:	BLUEZONE PRODUCTS, INC. 225 Wildwood Avenue Woburn, MA 01801
Attention:

Notice to Distributor:
Attention:

24. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the court may modify this Agreement to give effect to the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

25. Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

26. Waiver. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

27. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise. Notwithstanding the previous sentence, the Parties intend that Distributor’s rights under Section 6.3 and Section 12 are Distributor’s exclusive remedies for the events specified therein.

28. Assignment. Distributor shall not assign, transfer, delegate, or subcontract any of its rights or obligations under this Agreement without the prior written consent of Seller. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve Distributor of any of its obligations hereunder. Seller may at any time assign, transfer, or subcontract any or all of its rights or obligations under this Agreement without Distributor’s prior written consent.

29. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

30. No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person (including any Customer) any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

31. The Parties hereby designate Indemnified Parties as third-party beneficiaries of Section 17 with the right to enforce this provision.

32. Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

33. Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than the state and federal courts located in Middlesex County, Massachusetts. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in Middlesex County, Massachusetts. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

34.  Attorneys’ Fees. Each Party shall be entitled to recover attorneys’ fees and costs if it is the prevailing party in any claim brought hereunder.

35. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

36. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 23, a signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

37. Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party under this Agreement), when and to the extent the failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control (which events may include natural disasters, embargoes, explosions, riots, wars or acts of invasion or terrorism, requirements of law, national or regional emergency, strikes, labor stoppages or slowdowns (each, a “Force Majeure Event”). A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized, and resume full performance under this Agreement.

38. No Franchise or Business Opportunity Agreement. The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between Seller and Distributor. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Distributor has the sole discretion to determine Distributor’s methods of operation, Distributor’s accounting practices, the types and amounts of insurance Distributor carries, Distributor’s personnel practices, Distributor’s advertising and promotion, its Customers, and Distributor’s service areas and methods. The relationship created hereby between the parties is solely that of seller and distributor. If any provision of this Agreement is deemed to create a franchise relationship between the parties, then Seller may immediately terminate this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLUEZONE PRODUCTS, INC.

By:

By:

AGRIFY CORPORATION

By:
Name:
Title:

SCHEDULE 1

Product and Pricing

Model 420 (the “Product”)

MSRP: $[****] USD per Product

Price per Product
Year One	$	[****]
Year Two (Subject to satisfaction of order volume and timing requirements)	$	[****]

SCHEDULE 2

Trademarks

BLUEZONE (WORD MARK) REG. NO. 4233579

BLUEZONE (& DESIGN) REG. NO. 4233496